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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

For information contact:
Yvonne Donaldson                                              Bob Joyce
BindView Corporation                                          Financial Dynamics
1-713-561-4023                                                1-617-747-3620
yvonne.donaldson@bindview.com                                 bjoyce@fd-us.com

           BINDVIEW TO TRADE UNDER BVEWE SYMBOL ON NASDAQ STOCK MARKET
                               PENDING 10-Q FILING

                     Company to Request Hearing with Nasdaq

         HOUSTON - NOV. 24, 2004 - BindView Corp., (NASDAQ:BVEW) a leading provider of proactive business policy, IT security and directory management software, today announced it will begin trading under the BVEWE symbol effective Nov. 26, 2004. An "E" will be added to the Company's trading symbol pursuant to Nasdaq guidelines as a result of the Company's failure to file its Form 10-Q for the quarterly period ended Sept. 30, 2004. The Form 10-Q filing has been delayed pending completion of a previously announced independent investigation of revenue recognition practices in its Latin American operations.

         As announced on Oct. 28, 2004, the BindView Board of Directors' Audit Committee has retained independent counsel to investigate revenue recognition practices in its Latin American operations. The Company expects the investigation will be completed early next month, and that it will file its quarterly report on Form 10-Q and any amended filings containing restated results, on or before the end of the year. The Company expects that the "E" added to its trading symbol will be removed once these filings are made.

         Nasdaq notified BindView on Nov. 23, 2004, that its common stock is subject to delisting from the Nasdaq National Market due to this failure to file the Form 10-Q pursuant to Nasdaq Marketplace Rule 4310(c)(14). BindView, in accordance with Nasdaq Marketplace Rules, will request a hearing before the Nasdaq Listing Qualifications Panel. This requested hearing will automatically stay the delisting, pending the earlier of either the Company's regaining compliance by filing the third quarter 2004 Form 10-Q or the panel's final determination. The Company expects to file the Form 10-Q in advance of the hearing. In the interim, BindView will remain listed on the Nasdaq National Market.

ABOUT BINDVIEW

         BindView Corporation is a leading provider of proactive business policy, IT security and directory management software. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment, and directory administration across the entire organization. With BindView insight at work(TM), customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com or visit BindView's Website at http://www.bindview.com. BindView can also be reached at 1-800-749-8439 or at 1-713-561-4000.

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Statements in this news release not based on historical fact are
"forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the investigation into the Company's Latin American operations; prospective customers' decisions to complete transactions in the fourth quarter; the company's ability to successfully close sufficient fourth-quarter transactions; and the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.